EX 99.1

Banc of California Reports Third Quarter 2019 Earnings

SANTA ANA, Calif., (October 23, 2019) — Banc of California, Inc. (NYSE: BANC) today reported a net loss for the third quarter of $22.7 million, resulting in a diluted loss per common share of $0.45.
Highlights for the third quarter (as compared to second quarter 2019) included:

•	Noninterest-bearing deposits increased $114 million

•	Cost of deposits decreased by 14 basis points to 1.48%

•	Noninterest expense was $43.3 million

•	Executed on the sale of $371 million of low-yielding and long duration mortgage-backed securities, furthering the ability to remix the investment portfolio

•	Completed tender offer for $46 million of preferred stock, inclusive of premium and accrued dividends

•	The total risk–based capital ratio was 14.31% and the tier 1 leverage ratio was 9.84% at the end of the quarter

•
The net loss available to common stockholders for this quarter is largely the result of a $35 million charge-off, or $0.60 per diluted common share, related to a loan originated in November 2017 to a borrower that has been the purported subject of a fraudulent scheme, as previously reported by the Company on Form 8-K.

“The third quarter results reflect the continued progress and execution on our strategy to improve the foundation and earnings power of the Company for the long term, lowering deposit costs, reducing our expenses and eliminating non–core assets,” said Jared Wolff, President and Chief Executive Officer of Banc of California.  “The deposit initiative we began in May has brought in over $100 million of low cost deposits.  We are seeing expenses stabilize at a significantly reduced level, and have made considerable progress in right sizing our balance sheet.”

Mr. Wolff continued, “During the quarter, we also executed on specific initiatives to simplify and optimize our balance sheet and create flexibility. As a result of these efforts, we are well positioned to consider additional capital management strategies in the coming quarters.  Despite the significant loss we reported during the quarter from the borrower fraud that resulted in a charge–off of the loan originated in 2017, we continue to maintain strict credit quality standards which are in line with our relationship-lending focus. Overall, we remain well positioned on both sides of the balance sheet in the current environment, with opportunity to further reduce our cost of deposits and to remix our loan portfolio to protect yield as we build out our focused business banking and bridge lending platforms. I’m pleased to see the progress the bank made during this past quarter and look forward to continued execution as we close out 2019.”
Speaking specifically about balance sheet activity for the quarter, John Bogler, Chief Financial Officer of Banc of California said, “We continue to make great strides in building a core balance sheet that will allow us to be high performing. During the quarter, we sold $574 million of low coupon multifamily loans, repaid high cost brokered deposits, tendered for $46 million of high cost preferred equity and we took the opportunity to sell longer duration, low yielding mortgage–backed securities at the end of the quarter. This will allow us to start the process of remaking the securities portfolio. All of these actions will begin to translate into a higher performing balance sheet as we head into next year.”

EX 99.1

Business Results - Income Statement Highlights

	Three Months Ended					Nine Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Total interest and dividend income	$92,657	$104,040	$110,712	$111,130	$107,774	$307,409	$311,666
Total interest expense	33,742	39,260	42,904	40,448	36,582	115,906	96,272
Net interest income	58,915	64,780	67,808	70,682	71,192	191,503	215,394
Provision for (reversal of) loan and lease losses	38,540	(1,987)	2,512	6,653	1,410	39,065	23,562
Net interest income after provision for loan and lease losses	20,375	66,767	65,296	64,029	69,782	152,438	191,832
Total noninterest income (loss)	3,181	(2,290)	6,295	2,448	4,824	7,186	21,467
Total noninterest expense	43,307	43,587	61,835	49,569	60,877	148,729	183,216
Income tax (benefit) expense	(5,619)	4,308	2,719	6,117	3,301	1,408	(1,273)
(Loss) income from continuing operations	(14,132)	16,582	7,037	10,791	10,428	9,487	31,356
Income from discontinued operations	—	—	—	247	668	—	3,078
Net (loss) income	$(14,132)	$16,582	$7,037	$11,038	$11,096	$9,487	$34,434
Net interest income
Q3 2019 vs Q2 2019.
Net interest income for the third quarter decreased to $58.9 million as we sold non-core assets and repaid high cost funding liabilities during the quarter. For the third quarter, average interest-earning assets declined from the prior quarter by $926 million to $8.2 billion, while the net interest margin remained flat at 2.86% between quarters. We continue to execute on our strategy of disposing of lower yielding, non-core assets and rebalancing our portfolio.
Our average yield on interest-earning assets declined to 4.50% for the third quarter as compared to 4.59% for the second quarter of 2019, primarily attributable to a decrease in our average yield on loans and securities. Our average yield on loans came in at 4.75% for the third quarter which decreased by 5 basis points from the prior quarter, primarily attributable to variable rate loans repricing and lower average balance of higher yielding commercial and industrial loans, partially offset by the settlement of the Freddie Mac multifamily securitization which consisted of lower yielding loans. Our average yield on securities decreased 23 basis points primarily as a result of the quarterly interest rate resets on our collateralized loan obligations (“CLO”) and the sales of CLOs that occurred during the second quarter of 2019. We sold a significant amount of CLOs during the second quarter, with the full impact of the second quarter sales reflected in the third quarter.
Our average cost of interest-bearing liabilities decreased to 2.03% for the third quarter from 2.09% for the second quarter, primarily resulting from a 14 basis point decrease in our average cost of total deposits from the prior quarter to 1.48%. Non-interest bearing deposits increased by $114 million in the third quarter. The decrease in our cost of deposits from the prior quarter primarily resulted from the continued execution of our deposit strategy to focus on relationship-based clients and de-emphasize high-rate transactional customers and brokered certificates of deposit.
YTD 2019 vs YTD 2018.
Net interest income for the nine months ended September 30, 2019 decreased to $191.5 million as compared to $215.4 million for the same period in 2018 primarily as a result of the sale of CLOs in 2019 and the overall higher cost of funding, both mostly offset by higher yields on assets driven by the higher interest rate environment and loan growth in almost all loan categories. For the nine months ended September 30, 2019, average interest-earning assets declined $699 million from the prior period to $9.01 billion, while the net interest margin decreased to 2.84% from 2.97% for the comparable 2018 period.
Our average yield on interest-earning assets increased 26 basis points to 4.56% for the nine months ended September 30, 2019 as compared to 4.30% for the comparable 2018 period, due to increased yields in the loan and securities portfolios as well as an increased mix of loans versus securities. Our average yield on loans came in at 4.77% for the nine months ended September 30, 2019, compared to 4.61% during the comparable 2018 period, primarily attributable to overall increases in market rates between periods. Our average yield on securities increased 22 basis points primarily as a result of an interest rate reset on our CLOs, partially offset by a decrease in our average balance attributable to the sale and calls of $682.6 million of our higher yielding CLOs between periods.

EX 99.1

Provision for loan losses
Q3 2019 vs Q2 2019.
During the third quarter, we recognized a loan loss provision of $38.5 million. As previously reported, the loan loss provision was primarily attributable to a $35 million charge-off of a line of credit originated in November 2017 to a borrower purportedly the subject of a fraudulent scheme. In addition, the charge-off increased the loss factor used in our allowance for loan loss methodology for commercial and industrial loans, resulting in an additional loan loss provision of $3.0 million. We are actively evaluating all available sources of recovery, although no assurance can be given that we will be successful in that regard.
During the third quarter of 2019, the Company undertook an extensive collateral review of all lending relationships $5 million and above not secured by real estate, consisting of 53 loans representing $536 million in commitments. The collateral review focused on security and collateral documentation and confirmation of the bank's collateral interest. The review was performed within the bank's Internal Audit division and the work was validated by an independent third party. While the review and outside validation is not yet complete, to date, we have not identified any other instances of apparent fraud for the credits reviewed or concerns over the existence of collateral held by the bank or on our behalf at third parties; however, there are no assurances that our internal review and third party validation will be sufficient to identify all such issues.
YTD 2019 vs YTD 2018.
During the nine months ended September 30, 2019 we recognized a loan loss provision of $39.1 million, primarily attributable to the aforementioned $35 million charge-off of a line of credit. For the comparable prior year period, $23.6 million of loan loss provisions were recorded, inclusive of a $14 million charge-off related to borrower fraud, as well as $594 million of growth in the loan portfolio.
Noninterest income
Q3 2019 vs Q2 2019.
Noninterest income for the third quarter was $3.2 million, which represented an increase of $5.5 million, or 239% from the prior quarter. The increase was primarily due to (1) $9.6 million primarily resulting from the net impact of the hedge associated with the Freddie Mac multifamily securitization, (2) a $5.1 million realized net loss on the sale of mortgage backed securities (“MBS”), (3) a $1.5 million increase in gain on sale of loans and (4) a $731 thousand other-than-temporary impairment on the remaining MBS portfolio.
In August 2019, the Company completed the previously announced Freddie Mac securitization of $574 million multifamily loans that were held for sale as of June 30, 2019 and sold the associated mortgage servicing rights. The Company realized a gain in fair value of the loans sold into the securitization of $9.0 million, offset by a $9.6 million loss from interest rate swap agreements entered into in order to offset variability in the fair value of the securitized loans as a result of changes in market interest rates. The $9.0 million gain in fair value on the securitization was recognized during the three months ended September 30, 2019 when the securitization settled, while the corresponding loss, as previously disclosed, was recognized during the three months ended June 30, 2019 because the interest rate swap agreements were entered into during May 2019 in preparation for the securitization.
During the third quarter, the Company partially hedged the fair value of the MBS portfolio using interest rate swaps. At the end of the quarter, the Company took advantage of the decline in long-term interest rates and sold the majority of the MBS portfolio and unwound the majority of the interest rate swaps. The remaining balance of the MBS portfolio and the related interest rate swap is expected to be sold and unwound early in the fourth quarter 2019. The unsold portion of the MBS portfolio has been deemed other–than–temporarily impaired and, along with the fair value adjustment on the swap, has been recorded in noninterest income with a net impact of $731 thousand.
YTD 2019 vs YTD 2018.
Noninterest income for the nine months ended September 30, 2019 was $7.2 million, which represented a decrease of $14.3 million, or 66.5% from the comparable period in the prior year. The decrease was primarily attributable to a $10.4 million decrease in net gain on sale of investment securities as a result of decreased favorable sale activity in 2019 and a realized loss of $5.1 million on the sale of our MBS portfolio in the third quarter of 2019 and a decrease of $3.3 million in loan servicing income as a result of the sale of mortgage servicing rights in 2018.

EX 99.1

Noninterest expense
Q3 2019 vs Q2 2019.
Noninterest expense for the third quarter was $43.3 million, which was comparable to the prior quarter. Noninterest expense included: (1) a $4.4 million increase in our professional fees, primarily attributable to $6.2 million of insurance recoveries net of expenses related to securities litigation, indemnification, investigation and other legal expenses in the second quarter as compared to $2.6 million of insurance recoveries net of expenses in the third quarter, (2) a $1.6 million decrease in our compensation expense resulting from lower headcount and lower consulting fees, (3) a $897 thousand decrease in regulatory assessments, and (4) a $585 thousand increase in gain on investments in alternative energy partnerships.
Noninterest expense for the second quarter of 2019 was $43.6 million, which included non-core adjustments of (1) $6.2 million of insurance recoveries net of expenses related to securities litigation, indemnification, investigation and other legal expenses, (2) $797 thousand of project charge-offs related to data processing, and (3) a $158 thousand reversal of restructuring expenses recognized in the first quarter of 2019.
YTD 2019 vs YTD 2018.
Noninterest expense for the nine months ended September 30, 2019 was $148.7 million, which represented a decrease of $34.5 million, or 18.8% from the comparable period in the prior year. The decrease in noninterest expense consisted of: (1) a decrease of $17.8 million in professional fees, primarily attributable to $6.1 million of insurance recoveries net of expenses related to securities litigation, indemnification, investigation and other legal expenses, (2) a $3.5 million decrease in our compensation expense resulting from lower headcount and lower consulting fees, (3) a $3.1 million decrease in advertising costs, and (4) a $3.6 million decrease in loss on investments in alternative energy partnerships.
Income taxes
Q3 2019 vs Q2 2019.
Income tax benefit totaled $5.6 million for the quarter, representing a decrease of 230% from the prior quarter, and an effective tax rate of 28.45%. During the third quarter of 2019, we had a pre-tax net loss of $19.8 million, resulting in approximately 13% reduction in the projected annual effective tax rate. For the full year, we expect our tax rate to normalize closer to 11%. The lower effective tax rate of 11% is primarily driven by the loss the Company incurred and we expect the rate to normalize closer to 20% in 2020.
YTD 2019 vs YTD 2018.
Income tax expense totaled $1.4 million for the nine months ended September 30, 2019, representing an increase of $1.5 million from the same period in 2018, and an effective tax rate of 11.91%. The increase in income tax expense and effective tax rate for the nine months ended September 30, 2019, primarily relates to the significant reduction in tax credits received by the Company on investments in alternative energy partnerships.

Balance Sheet
The following table shows selected balance sheet line items as of September 30, 2019 and for the previous four quarters. As indicated in the table below, at September 30, 2019, total assets were approximately $8.6 billion, which represented a linked quarter decrease of $735 million, consistent with our strategic shift towards reducing our balance sheet and focusing on relationship lending.

EX 99.1

	As of and for the Three Months Ended					Amount Change
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	Q3-19 vs. Q2-19	Q3-19 vs. Q3-18

Total assets	$8,625,337	$9,359,931	$9,886,525	$10,630,067	$10,260,822	$(734,594)	$(1,635,485)
Securities available-for-sale	$775,662	$1,167,687	$1,471,303	$1,992,500	$2,059,832	$(392,025)	$(1,284,170)
Loans held-for-investment	$6,383,259	$6,719,570	$7,557,200	$7,700,873	$7,253,293	$(336,311)	$(870,034)
Loans held-for-sale	$23,936	$597,720	$25,191	$8,116	$9,382	$(573,784)	$14,554

Demand deposits	$2,602,011	$2,510,233	$2,690,738	$2,579,770	$2,775,347	$91,778	$(173,336)
Other core deposits	3,074,936	3,301,080	3,575,140	3,793,605	3,638,624	(226,144)	(563,688)
Brokered deposits	93,111	480,977	1,459,054	1,543,269	987,771	(387,866)	(894,660)
Total Deposits	$5,770,058	$6,292,290	$7,724,932	$7,916,644	$7,401,742	$(522,232)	$(1,631,684)
As percentage of total deposits
Demand deposits	45.10%	39.89%	34.83%	32.59%	37.50%	5.21%	7.60%
Other core deposits	53.29%	52.46%	46.28%	47.92%	49.16%	0.83%	4.13%
Brokered deposits	1.61%	7.64%	18.89%	19.49%	13.35%	(6.03)%	(11.74)%

Average Loan Yield	4.75%	4.80%	4.76%	4.74%	4.70%	(0.05)%	0.05%
Average Cost of Interest-Bearing Deposits	1.78%	1.89%	1.92%	1.77%	1.58%	(0.11)%	0.20%
Investments
Securities available-for-sale declined to $775.7 million, a decrease of 33.6% from the previous quarter, primarily due to the sale of $371 million of our MBS portfolio (resulting in a $5.1 million realized loss). In addition, $731 thousand of other-than-temporary impairment was recognized on the remaining $40 million MBS portfolio. As of September 30, 2019, our securities balance included $735 million of CLOs, $40 million of agency residential MBS and $277 thousand of non-agency residential MBS. The remaining balance of MBS are expected to be sold in the fourth quarter with all of the MBS sale proceeds expected to be reinvested into a mix of security classes, resulting in an overall shorter duration for the portfolio.

EX 99.1

Loans
The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2019 and the previous four quarters.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Composition of held-for-investment loans
Commercial real estate	$891,029	$856,497	$865,521	$867,013	$823,193
Multifamily	1,563,757	1,598,978	2,332,527	2,241,246	2,112,190
Construction	228,561	209,029	211,549	203,976	200,294
Commercial and industrial	1,789,478	1,951,707	1,907,102	1,944,142	1,673,055
SBA	75,359	80,929	74,998	68,741	71,494
Total commercial loans	4,548,184	4,697,140	5,391,697	5,325,118	4,880,226
Single family residential mortgage	1,775,953	1,961,065	2,102,694	2,305,490	2,300,069
Other consumer	59,122	61,365	62,809	70,265	72,998
Total consumer loans	1,835,075	2,022,430	2,165,503	2,375,755	2,373,067
Total gross loans	$6,383,259	$6,719,570	$7,557,200	$7,700,873	$7,253,293
Composition percentage of held-for-investment loans
Commercial real estate	14.0%	12.7%	11.5%	11.3%	11.3%
Multifamily	24.5%	23.8%	30.9%	29.2%	29.1%
Construction	3.6%	3.1%	2.8%	2.6%	2.8%
Commercial and industrial	28.0%	29.1%	25.2%	25.2%	23.1%
SBA	1.2%	1.2%	1.0%	0.9%	1.0%
Total commercial loans	71.3%	69.9%	71.4%	69.2%	67.3%
Single family residential mortgage	27.8%	29.2%	27.8%	29.9%	31.7%
Other consumer	0.9%	0.9%	0.8%	0.9%	1.0%
Total consumer loans	28.7%	30.1%	28.6%	30.8%	32.7%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans decreased to $6.4 billion driven mostly by a reduction of $220 million related to the payoff of single family residential mortgage loans and multifamily loans while simultaneously reducing new commitments and a $162 million decrease in commercial and industrial loans due primarily to credit-related exits and charge-offs and a decrease in the warehouse lending balance, partially offset by a net increase of $54 million in commercial real estate and construction loans.
Single family residential mortgage and multifamily loans now comprise 52.3% of the total held-for-investment loan portfolio as compared to 60.8% one year ago. The loan portfolio concentration of single family residential mortgage and multifamily is expected to decline over the coming quarters as part of our strategy to deemphasize transaction lending and focus on relationship based clients. Commercial real estate loans comprised 14.0% of the loan portfolio and commercial and industrial loans constituted 28.0%, with yields of 4.87% and 5.38%, respectively.
Held-for-sale loans decreased by $574 million primarily resulting from the completion of the Freddie Mac multifamily securitization during the third quarter of 2019. The loans sold had a weighted average coupon of 3.79% and the proceeds were used to repay overnight Federal Home Loan Bank (“FHLB”) advances, which at the time had an advance rate of 2.53%.

EX 99.1

During the third quarter of 2019, our commercial and industrial loan new commitments were $239 million, which represented an increase of 28.5% over the prior quarter. The following table sets forth our new commitments by loan category (in millions), and the related weighted average coupon, during the third quarter of 2019.

	Three Months Ended
	September 30, 2019		June 30, 2019
	New Loan Commitments	Weighted Average Coupon	New Loan Commitments	Weighted Average Coupon
Commercial real estate	$64.0	4.61%	$72.6	4.79%
Multifamily	86.8	4.30%	172.3	4.62%
Construction	29.0	6.54%	21.0	6.49%
Commercial and industrial	239.0	5.36%	185.7	6.07%
SBA	3.4	4.74%	18.6	5.13%
Single family residential mortgage	2.4	4.30%	128.4	4.95%
Other consumer	1.7	5.99%	0.4	6.65%
Total	$426.3	5.10%	$599.0	5.25%
Deposits
The following table sets forth the composition of our deposits at September 30, 2019 and the previous four quarters.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Composition of deposits
Noninterest-bearing checking	$1,107,442	$993,745	$1,120,700	$1,023,360	$1,061,557
Interest-bearing checking	1,503,208	1,577,901	1,573,499	1,556,410	1,713,790
Money market	695,530	800,898	899,330	873,153	856,886
Savings	1,042,162	1,061,115	1,151,442	1,265,847	1,269,489
Non-brokered certificates of deposit	1,367,284	1,479,137	1,684,895	1,654,605	1,512,249
Brokered certificates of deposit	54,432	379,494	1,295,066	1,543,269	987,771
Total deposits	$5,770,058	$6,292,290	$7,724,932	$7,916,644	$7,401,742
Composition percentage of deposits
Noninterest-bearing checking	19.2%	15.8%	14.5%	12.9%	14.3%
Interest-bearing checking	26.1%	25.1%	20.4%	19.7%	23.2%
Money market	12.0%	12.7%	11.6%	11.0%	11.6%
Savings	18.1%	16.9%	14.9%	16.0%	17.2%
Non-brokered certificates of deposit	23.7%	23.5%	21.8%	20.9%	20.4%
Brokered certificates of deposit	0.9%	6.0%	16.8%	19.5%	13.3%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Deposits finished the third quarter at $5.8 billion, with noninterest-bearing deposits increasing $114 million from the prior quarter. For the third quarter, the average balance of noninterest-bearing deposits was $1.048 billion, up from the second quarter average balance of $1.034 billion and noninterest-bearing deposits now comprise 19.2% of total deposits, up from 14.3% from the comparable period in the prior year. Total deposits decreased by $522 million, of which $325 million was as a result of maturities on our brokered certificates of deposit and no new brokered certificates of deposit were acquired during the quarter. Non–brokered certificates of deposit declined by $112 million from the prior quarter and are expected to continue to decline as offered rates on maturing certificates are reset lower. Money market balances decreased by $105 million versus the prior quarter, while savings account balances decreased by $19 million during this same time period. We continue to price down higher costing savings and money market accounts as we focus on building relationship based deposits.
Debt
Advances from the FHLB decreased $175 million, or 10%, to $1.65 billion as of September 30, 2019, as a result of the paydown of overnight advances with the FHLB using the proceeds from the sale of loans sold into the Freddie Mac multifamily securitization. At

EX 99.1

the end of the quarter, the maturity dates of FHLB advances consisted of $670 million of overnight, $300 million maturing in 3 months or less, and $680 million maturing beyond 3 months. As of the end of the quarter, the overnight advance interest rate was 2.08%.
Equity
At September 30, 2019, total stockholders’ equity decreased by $62.6 million to $901.0 million on a linked-quarter basis, while tangible common equity decreased by $20.8 million to $669.4 million. The decrease in total stockholders’ equity partially related to our net loss of $14.1 million, partially offset by the improvement within our accumulated other comprehensive income as a result of other comprehensive income of $3.1 million. During the quarter, the Company completed a tender offer for depositary shares representing shares of its Series D and Series E preferred stock. The total consideration for each Series E Depositary Share tendered and accepted for purchase pursuant to the offer equaled $27.13. The total consideration for each Series D Depositary Share tendered and accepted for purchase pursuant to the offer equaled $26.39. The aggregate total consideration payable by the Company for the preferred stock accepted for purchase was $46.0 million inclusive of premium to par and accrued dividends ($19.4 million of series D and $26.6 million series E depository shares). The tender resulted in a $5.1 million reduction to net income available to common shareholders.
Capital ratios remain strong with total risk based capital at 14.31% and a tier 1 leverage ratio of 9.84%. The following table sets forth our regulatory capital ratios at September 30, 2019 and the previous four quarters.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Capital Ratios
Banc of California, Inc.
Total risk-based capital ratio	14.31%	15.00%	14.01%	13.71%	14.05%
Tier 1 risk-based capital ratio	13.26%	14.03%	13.03%	12.77%	13.15%
Common equity tier 1 capital ratio	10.30%	10.50%	9.72%	9.53%	9.80%
Tier 1 leverage ratio	9.84%	9.62%	8.87%	8.95%	8.99%
Banc of California, NA
Total risk-based capital ratio	15.59%	16.70%	15.79%	15.71%	15.94%
Tier 1 risk-based capital ratio	14.53%	15.73%	14.81%	14.77%	15.04%
Common equity tier 1 capital ratio	14.53%	15.73%	14.81%	14.77%	15.04%
Tier 1 leverage ratio	10.75%	10.80%	10.07%	10.36%	10.29%

EX 99.1

Credit Quality

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$39,122	$34,938	$44,840	$26,684	$20,265
90+ days delinquent	17,220	17,272	14,623	13,846	15,269
Total delinquent loans	$56,342	$52,210	$59,463	$40,530	$35,534
Total delinquent loans to total loans	0.88%	0.78%	0.79%	0.53%	0.49%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$45,169	$28,499	$27,739	$21,585	$25,523
90+ days delinquent and still accruing loans	—	275	731	470	—
Other real estate owned	—	276	316	672	434
Non-performing assets	$45,169	$29,050	$28,786	$22,727	$25,957
ALLL to non-performing loans	139.31%	206.86%	224.40%	281.99%	226.39%
Non-performing loans to total loans held-for-investment	0.71%	0.43%	0.38%	0.29%	0.35%
Non-performing assets to total assets	0.52%	0.31%	0.29%	0.21%	0.25%
Troubled debt restructurings (TDRs)
Performing TDRs	$6,800	$20,245	$5,574	$5,745	$5,580
Non-performing TDRs	14,605	2,428	1,943	2,276	2,684
Total TDRs	$21,405	$22,673	$7,517	$8,021	$8,264
Loan delinquencies increased by 7.9% to $56.3 million at September 30, 2019, primarily related to the increase in our 30 to 89 days delinquent loans. The increase in our total delinquent loans resulted from $21.4 million of additions, partially offset by $11.4 million returning to current status and $5.8 million of principal payments or payoffs. Loans 90+ days delinquent includes single family mortgage residential loans, which accounts for 66% of the balance. Loan delinquencies as a percentage of total loans held-for-investment increased to 88 basis points for the quarter, almost exclusively due to single family residential mortgage loans, of which $8.7 million have cured since quarter end, and the reduction in our balance sheet over the same period.
Non-performing loans and non performing assets increased to $45.2 million as of September 30, 2019, primarily as a result of a $14.5 million, non-agented Shared National Credit moving from performing to non-performing during the quarter. The loan continues in a current payment status and subsequent payments will be recognized as a reduction of the loan balance. The Company currently has five Shared National Credits totaling $47.4 million. The increase in non-performing TDRs during the third quarter was primarily due to one loan relationship moving from performing to non-performing.

EX 99.1

Allowance for Loan Losses

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	($ in thousands)
Allowance for loan losses (ALLL)
Balance at beginning of period	$59,523	$63,885	$62,192	$57,782	$56,678
Loans and leases charged off	$(35,546)	$(2,451)	$(1,063)	$(2,522)	$(388)
Recoveries	$410	$76	$244	$279	$82
Net charge-offs	$(35,136)	$(2,375)	$(819)	$(2,243)	$(306)
Provision for (reversal of) loan losses	$38,540	$(1,987)	$2,512	$6,653	$1,410
Balance at end of period	$62,927	$59,523	$63,885	$62,192	$57,782
Annualized net loan charge-offs to average total loans held-for-investment	2.19%	0.13%	0.04%	0.12%	0.02%
Reserve for loss on repurchased loans
Balance at beginning of period	$2,478	$2,486	$2,506	$2,575	$3,149
Additions	4,415	—	—	—	—
Reversal of provision for loan repurchases	(123)	(8)	(20)	(69)	(342)
Utilization of reserve for loan repurchases	(209)	—	—	—	(232)
Balance at end of period	$6,561	$2,478	$2,486	$2,506	$2,575
Charge-offs for the third quarter totaled $35.5 million, which primarily consisted of the previously reported $35.1 million charge-off of a line of credit originated by the Bank in November 2017 to a borrower that was purported to be the subject of a fraudulent scheme, as previously reported by the Company on Form 8-K. The provision for loan losses increased due to net charge-offs of $35.1 million, an increase of $3.0 million due to an increase in loss factors associated with the large charge-off and increases in other qualitative provisions resulting in an allowance for loan losses of $62.9 million, or 0.99% of total loans held-for-investment. The reserve for loss on repurchased loans increased by $4.4 million due to the contractual agreement associated with the multifamily loan securitization completed in the third quarter of 2019. As the securitization balance subsequently decreases, the reserve for loss on repurchased loans is also expected to decrease.
Securities Litigation Update
During the third quarter of 2019, we entered into a tentative settlement agreement, subject to court approval, for $19.75 million in connection with the Securities Litigation matter. As a result of the agreement, there is no expected impact to earnings as the settlement will be paid directly by the Company's insurance carriers.
The Company will host a conference call to discuss its third quarter 2019 financial results at 10:00 a.m. Pacific Time (PT) on Wednesday, October 23, 2019. Interested parties are welcome to attend the conference call by dialing 888-317-6003, and referencing event code 1817922. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $8.6 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

EX 99.1

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:
Banc of California, Inc.
Jared M. Wolff, (949) 385-8700
John A. Bogler, (855) 361-2262

EX 99.1

Banc of California, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ASSETS
Cash and cash equivalents	$526,874	$313,850	$304,705	$391,592	$372,221
Securities available-for-sale	775,662	1,167,687	1,471,303	1,992,500	2,059,832
Loans held-for-sale	23,936	597,720	25,191	8,116	9,382
Loans held-for-investment	6,383,259	6,719,570	7,557,200	7,700,873	7,253,293
Allowance for loan losses	(62,927)	(59,523)	(63,885)	(62,192)	(57,782)
Federal Home Loan Bank and other bank stock	71,679	76,373	55,794	68,094	71,308
Servicing rights, net	2,407	2,715	3,053	3,428	3,770
Other real estate owned, net	—	276	316	672	434
Premises and equipment, net	128,979	129,227	130,417	129,394	133,129
Investments in alternative energy partnerships, net	27,039	26,633	26,578	28,988	41,781
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	4,605	5,105	5,726	6,346	6,990
Deferred income tax, net	45,950	42,798	45,111	49,404	47,865
Income tax receivable	4,459	2,547	4,787	2,695	1,764
Bank owned life insurance investment	108,720	108,132	107,552	107,027	106,468
Right of use assets	23,907	24,118	24,519	—	—
Due from unsettled securities sales	334,769	—	—	—	—
Other assets	188,875	165,559	151,014	146,496	152,933
Assets of discontinued operations	—	—	—	19,490	20,290
Total assets	$8,625,337	$9,359,931	$9,886,525	$10,630,067	$10,260,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,107,442	$993,745	$1,120,700	$1,023,360	$1,061,557
Interest-bearing deposits	4,662,616	5,298,545	6,604,232	6,893,284	6,340,185
Total deposits	5,770,058	6,292,290	7,724,932	7,916,644	7,401,742
Advances from Federal Home Loan Bank	1,650,000	1,825,000	935,000	1,520,000	1,640,000
Notes payable, net	173,339	173,257	173,203	173,174	173,096
Reserve for loss on repurchased loans	6,561	2,478	2,486	2,506	2,575
Lease liabilities	25,210	25,457	25,893	—	—
Due on unsettled securities purchases	—	—	—	—	17,500
Accrued expenses and other liabilities	99,181	77,905	76,686	72,209	79,231
Total liabilities	7,724,349	8,396,387	8,938,200	9,684,533	9,314,144
Commitments and contingent liabilities
Preferred stock	189,825	231,128	231,128	231,128	231,128
Common stock	520	520	518	518	518
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	628,774	627,306	626,608	625,834	624,789
Retained earnings	120,221	146,039	136,943	140,952	140,971
Treasury stock	(28,786)	(28,786)	(28,786)	(28,786)	(28,786)
Accumulated other comprehensive loss, net	(9,571)	(12,668)	(18,091)	(24,117)	(21,947)
Total stockholders’ equity	900,988	963,544	948,325	945,534	946,678
Total liabilities and stockholders’ equity	$8,625,337	$9,359,931	$9,886,525	$10,630,067	$10,260,822

EX 99.1

Banc of California, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Interest and dividend income
Loans, including fees	$80,287	$89,159	$90,558	$88,258	$84,795	$260,004	$241,014
Securities	10,024	12,457	17,841	19,882	20,599	40,322	63,685
Other interest-earning assets	2,346	2,424	2,313	2,990	2,380	7,083	6,967
Total interest and dividend income	92,657	104,040	110,712	111,130	107,774	307,409	311,666
Interest expense
Deposits	22,811	28,598	31,443	28,972	25,154	82,852	62,264
Federal Home Loan Bank advances	8,519	8,289	9,081	9,068	8,996	25,889	25,927
Securities sold under repurchase agreements	13	16	18	25	47	47	1,008
Notes payable and other interest-bearing liabilities	2,399	2,357	2,362	2,383	2,385	7,118	7,073
Total interest expense	33,742	39,260	42,904	40,448	36,582	115,906	96,272
Net interest income	58,915	64,780	67,808	70,682	71,192	191,503	215,394
Provision for (reversal of) loan and lease losses	38,540	(1,987)	2,512	6,653	1,410	39,065	23,562
Net interest income after provision for loan and lease losses	20,375	66,767	65,296	64,029	69,782	152,438	191,832
Noninterest income
Customer service fees	1,582	1,434	1,515	1,786	1,446	4,531	4,529
Loan servicing income	128	121	118	22	439	367	3,698
Income from bank owned life insurance	588	580	525	559	551	1,693	1,617
Impairment loss on investment securities	(731)	—	—	(3,252)	—	(731)	—
Net (loss) gain on sale of securities available for sale	(5,063)	—	208	—	13	(4,855)	5,532
Net gain on sale of loans	4,326	2,826	1,553	873	279	8,705	1,059
All other income (loss)	2,351	(7,251)	2,376	2,460	2,096	(2,524)	5,032
Total noninterest income	3,181	(2,290)	6,295	2,448	4,824	7,186	21,467
Noninterest expense
Salaries and employee benefits	25,934	27,506	28,439	24,587	24,832	81,879	85,387
Occupancy and equipment	7,767	7,955	7,686	8,064	8,213	23,408	23,783
Professional fees (reimbursement)	1,463	(2,903)	11,041	6,206	11,966	9,601	27,446
Data processing	1,568	1,672	1,496	1,733	1,884	4,736	5,218
Advertising	2,090	2,048	2,057	3,371	3,152	6,195	9,293
Regulatory assessments	1,239	2,136	2,482	1,252	2,138	5,857	6,426
(Reversal of) provision for loan repurchases	(123)	(61)	(116)	(122)	(360)	(300)	(2,366)
Amortization of intangible assets	500	621	620	644	693	1,741	2,363
Restructuring (reversal) expense	—	(158)	2,795	(105)	553	2,637	4,536
All other expenses	3,809	5,126	3,385	3,153	5,322	12,320	16,872
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	44,247	43,942	59,885	48,783	58,393	148,074	178,958
(Gain) loss on investments in alternative energy partnerships	(940)	(355)	1,950	786	2,484	655	4,258
Total noninterest expense	43,307	43,587	61,835	49,569	60,877	148,729	183,216
(Loss) income from continuing operations before income taxes	(19,751)	20,890	9,756	16,908	13,729	10,895	30,083
Income tax (benefit) expense	(5,619)	4,308	2,719	6,117	3,301	1,408	(1,273)
(Loss) income from continuing operations	(14,132)	16,582	7,037	10,791	10,428	9,487	31,356
Income from discontinued operations before income taxes	—	—	—	347	924	—	4,249
Income tax expense	—	—	—	100	256	—	1,171
Income from discontinued operations	—	—	—	247	668	—	3,078

EX 99.1

Net (loss) income	(14,132)	16,582	7,037	11,038	11,096	9,487	34,434
Preferred stock dividends	3,403	4,308	4,308	4,308	4,970	12,019	15,196
Income allocated to participating securities	—	271	—	—	—	—	—
Participating securities dividends	94	94	202	203	202	390	608
Impact of preferred stock redemption	5,093	—	—	—	2,307	5,093	2,307
Net (loss) income available to common stockholders	$(22,722)	$11,909	$2,527	$6,527	$3,617	$(8,015)	$16,323
Basic (loss) earnings per common share
(Loss) income from continuing operations	$(0.45)	$0.23	$0.05	$0.12	$0.06	$(0.16)	$0.26
Income from discontinued operations	—	—	—	0.01	0.01	—	0.06
Net income	$(0.45)	$0.23	$0.05	$0.13	$0.07	$(0.16)	$0.32
Diluted (loss) earnings per common share
(Loss) income from continuing operations	$(0.45)	$0.23	$0.05	$0.12	$0.06	$(0.16)	$0.26
Income from discontinued operations	—	—	—	0.01	0.01	—	0.06
Net (loss) income	$(0.45)	$0.23	$0.05	$0.13	$0.07	$(0.16)	$0.32
Weighted average number of common shares outstanding
Basic	50,882,227	50,857,137	50,676,722	50,651,805	50,656,076	50,804,429	50,613,590
Diluted	50,882,227	50,964,956	50,846,722	50,812,874	50,899,464	50,896,437	50,896,437
Dividends declared per common share	$0.06	$0.06	$0.13	$0.13	$0.13	$0.19	$0.39

EX 99.1

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Profitability and other ratios of consolidated operations
Return on average assets(1)	(0.64)%	0.69%	0.28%	0.43%	0.43%
Return on average equity(1)	(5.83)%	6.91%	2.98%	4.56%	4.40%
Return on average tangible common equity(2)	(12.49)%	7.43%	1.91%	4.19%	2.49%
Dividend payout ratio(3)	(13.33)%	26.09%	260.00%	100.00%	185.71%
Net interest spread	2.47%	2.50%	2.47%	2.56%	2.62%
Net interest margin(1)	2.86%	2.86%	2.81%	2.88%	2.93%
Noninterest income (loss) to total revenue(4)	5.12%	(3.66)%	8.49%	3.60%	7.42%
Noninterest income (loss) to average total assets(1)	0.15%	(0.10)%	0.25%	0.10%	0.22%
Noninterest expense to average total assets(1)	1.98%	1.82%	2.43%	1.92%	2.38%
Efficiency ratio(2)(5)	69.74%	69.75%	83.44%	67.47%	79.15%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(2)(5)	68.31%	67.84%	83.00%	67.09%	77.88%
Average loans held-for-investment to average deposits	105.92%	104.38%	100.45%	97.40%	97.00%
Average securities available-for-sale to average total assets	12.71%	13.58%	17.00%	19.85%	21.28%
Average stockholders’ equity to average total assets	11.06%	10.02%	9.29%	9.38%	9.85%

(1)	Ratios are presented on an annualized basis.

(2)	The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.

(3)	The ratio is calculated by dividing dividends declared per common share by basic earnings per common share.

(4)	Total revenue is equal to the sum of net interest income before provision for loan and lease losses and noninterest income (loss).

(5)	The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for loan and lease losses and noninterest income (loss).

EX 99.1

Banc of California, Inc.
Selected Financial Data, Continued
(Dollars in thousands)
(Unaudited)

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Loans and ALLL by loan origination type
Loan breakdown by origination type
Originated loans	$5,888,647	$6,181,583	$6,991,056	$7,105,171	$6,683,683
Acquired loans not impaired at acquisition	494,612	537,987	566,144	595,702	569,610
Total loans	$6,383,259	$6,719,570	$7,557,200	$7,700,873	$7,253,293
ALLL breakdown by origination type
Originated loans	$61,306	$58,135	$63,003	$61,256	$56,672
Acquired loans not impaired at acquisition	1,621	1,388	882	937	1,110
Total ALLL	$62,927	$59,523	$63,885	$62,193	$57,782
Discount on acquired loans not impaired at acquisition	$9,062	$10,680	$11,184	$11,645	$12,311
Percentage of ALLL to:
Originated loans	1.04%	0.94%	0.90%	0.86%	0.85%
Originated loans and acquired loans not impaired at acquisition	0.99%	0.89%	0.85%	0.81%	0.80%
Total loans	0.99%	0.89%	0.85%	0.81%	0.80%

EX 99.1

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			March 31, 2019
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale (1)	$216,746	$1,894	3.47%	$47,233	$265	2.25%	$31,374	$228	2.95%
SFR mortgage	1,866,103	19,179	4.08%	2,059,704	21,390	4.17%	2,312,900	24,062	4.22%
Commercial real estate, multifamily, and construction	2,717,609	33,343	4.87%	3,406,672	39,659	4.67%	3,387,698	38,117	4.56%
Commercial and industrial, SBA, and lease financing	1,840,202	24,970	5.38%	1,872,289	26,940	5.77%	1,920,220	27,235	5.75%
Other consumer	58,652	901	6.09%	59,806	905	6.07%	62,558	916	5.94%
Gross loans and leases	6,699,312	80,287	4.75%	7,445,704	89,159	4.80%	7,714,750	90,558	4.76%
Securities	1,105,499	10,024	3.60%	1,304,876	12,457	3.83%	1,751,509	17,841	4.13%
Other interest-earning assets	362,613	2,346	2.57%	342,908	2,424	2.84%	321,823	2,313	2.91%
Total interest-earning assets	8,167,424	92,657	4.50%	9,093,488	104,040	4.59%	9,788,082	110,712	4.59%
Allowance for loan losses	(55,976)			(63,046)			(61,924)
BOLI and noninterest earning assets	584,190			580,133			575,559
Total assets	$8,695,638			$9,610,575			$10,301,717

Interest-bearing liabilities
Savings	$1,055,086	$4,722	1.78%	$1,083,571	$4,950	1.83%	$1,201,802	$5,480	1.85%
Interest-bearing checking	1,511,432	4,483	1.18%	1,580,165	4,554	1.16%	1,554,846	4,525	1.18%
Money market	755,114	3,093	1.63%	853,007	3,902	1.83%	887,538	4,128	1.89%
Certificates of deposit	1,750,970	10,513	2.38%	2,537,060	15,192	2.40%	2,982,980	17,310	2.35%
Total interest-bearing deposits	5,072,602	22,811	1.78%	6,053,803	28,598	1.89%	6,627,166	31,443	1.92%
FHLB advances	1,333,739	8,519	2.53%	1,287,121	8,289	2.58%	1,422,100	9,081	2.59%
Securities sold under repurchase agreements	1,922	13	2.68%	2,173	16	2.95%	2,350	18	3.11%
Long-term debt and other interest-bearing liabilities	174,111	2,399	5.47%	174,161	2,357	5.43%	174,230	2,362	5.50%
Total interest-bearing liabilities	6,582,374	33,742	2.03%	7,517,258	39,260	2.09%	8,225,846	42,904	2.12%
Noninterest-bearing deposits	1,047,858			1,034,205			1,021,741
Noninterest-bearing liabilities	103,667			96,179			97,430
Total liabilities	7,733,899			8,647,642			9,345,017
Total stockholders’ equity	961,739			962,933			956,700
Total liabilities and stockholders’ equity	$8,695,638			$9,610,575			$10,301,717

Net interest income/spread		$58,915	2.47%		$64,780	2.50%		$67,808	2.47%
Net interest margin			2.86%			2.86%			2.81%

Ratio of interest-earning assets to interest-bearing liabilities	124.08%			120.97%			118.99%
Total deposits	$6,120,460	$22,811	1.48%	$7,088,008	$28,598	1.62%	$7,648,907	$31,443	1.67%
Total funding (2)	$7,630,232	$33,742	1.75%	$8,551,463	$39,260	1.84%	$9,247,587	$42,904	1.88%

(1)	Includes loans held-for-sale of discontinued operations for the three months ended December 31, 2018.

(2)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Three Months Ended
	December 31, 2018			September 30, 2018
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale (1)	$33,243	$221	2.64%	$42,754	$263	2.44%
SFR mortgage	2,260,205	23,585	4.14%	2,222,602	23,461	4.19%
Commercial real estate, multifamily, and construction	3,246,860	37,403	4.57%	3,091,706	35,838	4.60%
Commercial and industrial, SBA, and lease financing	1,791,708	26,219	5.81%	1,739,711	24,382	5.56%
Other consumer	68,479	990	5.74%	69,600	981	5.59%
Gross loans and leases	7,400,495	88,418	4.74%	7,166,373	84,925	4.70%
Securities	2,032,632	19,882	3.88%	2,163,037	20,599	3.78%
Other interest-earning assets	318,419	2,990	3.73%	335,160	2,380	2.82%
Total interest-earning assets	9,751,546	111,290	4.53%	9,664,570	107,904	4.43%
Allowance for loan losses	(58,099)			(56,730)
BOLI and non-interest earning assets	544,302			554,636
Total assets	$10,237,749			$10,162,476

Interest-bearing liabilities
Savings	1,279,155	5,663	1.76%	1,231,696	5,122	1.65%
Interest-bearing checking	1,666,884	4,916	1.17%	1,789,679	5,054	1.12%
Money market	803,157	3,168	1.56%	966,165	3,455	1.42%
Certificates of deposit	2,759,665	15,225	2.19%	2,332,181	11,523	1.96%
Total interest-bearing deposits	6,508,861	28,972	1.77%	6,319,721	25,154	1.58%
FHLB advances	1,447,348	9,068	2.49%	1,528,674	8,996	2.33%
Securities sold under repurchase agreements	3,116	25	3.18%	6,418	47	2.91%
Long-term debt and other interest-bearing liabilities	174,281	2,383	5.42%	174,361	2,385	5.43%
Total interest-bearing liabilities	8,133,606	40,448	1.97%	8,029,174	36,582	1.81%
Noninterest-bearing deposits	1,054,790			1,023,890
Non-interest-bearing liabilities	89,111			108,593
Total liabilities	9,277,507			9,161,657
Total stockholders’ equity	960,242			1,000,819
Total liabilities and stockholders’ equity	$10,237,749			$10,162,476

Net interest income/spread		$70,842	2.56%		$71,322	2.62%
Net interest margin			2.88%			2.93%

Ratio of interest-earning assets to interest-bearing liabilities	119.89%			120.37%
Total deposits	$7,563,651	$28,972	1.52%	$7,343,611	$25,154	1.36%
Total funding (2)	$9,188,396	$40,448	1.75%	$9,053,064	$36,582	1.60%

(1)	Includes loans held-for-sale of discontinued operations.

(2)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale (1)	$99,130	$2,388	3.22%	$64,681	$888	1.84%
SFR mortgage	2,077,932	64,631	4.16%	2,189,991	67,603	4.13%
Commercial real estate, multifamily, and construction	3,168,206	111,119	4.69%	2,979,866	101,013	4.53%
Commercial and industrial, SBA, and lease financing	1,877,277	79,145	5.64%	1,691,331	68,896	5.45%
Other consumer	60,324	2,721	6.03%	84,363	3,119	4.94%
Gross loans and leases	7,282,869	260,004	4.77%	7,010,232	241,519	4.61%
Securities	1,384,928	40,322	3.89%	2,321,231	63,685	3.67%
Other interest-earning assets	342,597	7,083	2.76%	377,925	6,967	2.46%
Total interest-earning assets	9,010,394	307,409	4.56%	9,709,388	312,171	4.30%
Allowance for loan losses	(60,294)			(53,657)
BOLI and non-interest earning assets	579,992			564,856
Total assets	$9,530,092			$10,220,587

Interest-bearing liabilities
Savings	1,112,949	15,152	1.82%	1,114,888	12,308	1.48%
Interest-bearing checking	1,548,655	13,562	1.17%	1,862,215	13,345	0.96%
Money market	831,401	11,124	1.79%	1,058,451	9,978	1.26%
Certificates of deposit	2,419,158	43,014	2.38%	2,107,782	26,633	1.69%
Total interest-bearing deposits	5,912,163	82,852	1.87%	6,143,336	62,264	1.36%
FHLB advances	1,347,330	25,889	2.57%	1,688,355	25,927	2.05%
Securities sold under repurchase agreements	2,146	47	2.93%	51,542	1,008	2.61%
Long-term debt and other interest-bearing liabilities	174,167	7,118	5.46%	174,360	7,073	5.42%
Total interest-bearing liabilities	7,435,806	115,906	2.08%	8,057,593	96,272	1.60%
Noninterest-bearing deposits	1,034,697			1,028,245
Non-interest-bearing liabilities	99,113			127,607
Total liabilities	8,569,616			9,213,445
Total stockholders’ equity	960,476			1,007,142
Total liabilities and stockholders’ equity	$9,530,092			$10,220,587

Net interest income/spread		$191,503	2.48%		$215,899	2.70%
Net interest margin			2.84%			2.97%

Ratio of interest-earning assets to interest-bearing liabilities	121.18%			120.50%
Total deposits	$6,946,860	$82,852	1.59%	$7,171,581	$62,264	1.16%
Total funding (2)	$8,470,503	$115,906	1.83%	$9,085,838	$96,272	1.42%

(1)	Includes loans held-for-sale of discontinued operations.

(2)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity, tangible common equity to tangible assets, and tangible common equity per common share constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by subtracting loss on investments in alternative energy partnerships from noninterest expense and adding total pre-tax return, which includes the loss on investments in alternative energy partnerships, to the sum of net interest income and noninterest income (total revenue). Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the final results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

EX 99.1

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$8,625,337	$9,359,931	$9,886,525	$10,630,067	$10,260,822
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(4,605)	(5,105)	(5,726)	(6,346)	(6,990)
Tangible assets(1)	$8,583,588	$9,317,682	$9,843,655	$10,586,577	$10,216,688

Total stockholders' equity	$900,988	$963,544	$948,325	$945,534	$946,678
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(4,605)	(5,105)	(5,726)	(6,346)	(6,990)
Tangible equity(1)	859,239	921,295	905,455	902,044	902,544
Less preferred stock	(189,825)	(231,128)	(231,128)	(231,128)	(231,128)
Tangible common equity(1)	$669,414	$690,167	$674,327	$670,916	$671,416

Total stockholders' equity to total assets	10.45%	10.29%	9.59%	8.89%	9.23%
Tangible equity to tangible assets(1)	10.01%	9.89%	9.20%	8.52%	8.83%
Tangible common equity to tangible assets(1)	7.80%	7.41%	6.85%	6.34%	6.57%

Common shares outstanding	50,406,763	50,397,769	50,315,490	50,172,018	50,180,607
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,884,084	50,875,090	50,792,811	50,649,339	50,657,928

Tangible common equity per common share(1)	$13.16	$13.57	$13.28	$13.25	$13.25
Book value per common share	$13.98	$14.40	$14.12	$14.10	$14.13
(1)Non-GAAP measure.

EX 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Return on tangible common equity
Average total stockholders' equity	$961,739	$962,933	$956,700	$960,242	$1,000,819
Less average preferred stock	(213,619)	(231,128)	(231,128)	(231,128)	(260,822)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(4,935)	(5,503)	(6,128)	(6,731)	(7,412)
Average tangible common equity(1)	$706,041	$689,158	$682,300	$685,239	$695,441

Net (loss) income	$(14,132)	$16,582	$7,037	$11,038	$11,096
Less preferred stock dividends and impact of preferred stock redemption	(8,496)	(4,308)	(4,308)	(4,308)	(7,277)
Add amortization of intangible assets	500	621	620	644	693
Less tax effect on amortization and impairment of intangible assets	(105)	(130)	(130)	(135)	(146)
Net (loss) income available to common stockholders(1)	$(22,233)	$12,765	$3,219	$7,239	$4,366

Return on average equity	(5.83)%	6.91%	2.98%	4.56%	4.40%
Return on average tangible common equity(1)	(12.49)%	7.43%	1.91%	4.19%	2.49%

Statutory tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships
Noninterest expense	$43,307	$43,587	$61,835	$49,578	$60,977
Gain (loss) on investments in alternative energy partnerships	940	355	(1,950)	(786)	(2,484)
Adjusted noninterest expense(1)	$44,247	$43,942	$59,885	$48,792	$58,493

Net interest income	$58,915	$64,780	$67,808	$70,842	$71,322
Noninterest income	3,181	(2,290)	6,295	2,644	5,718
Total revenue	62,096	62,490	74,103	73,486	77,040
Tax credit from investments in alternative energy partnerships	1,757	1,680	—	—	412
Deferred tax expense on investments in alternative energy partnerships	(184)	(176)	—	—	(43)
Tax effect on tax credit and deferred tax expense	162	426	—	26	180
Gain (loss) on investments in alternative energy partnerships	940	355	(1,950)	(786)	(2,484)
Total pre-tax adjustments for investments in alternative energy partnerships	2,675	2,285	(1,950)	(760)	(1,935)
Adjusted total revenue(1)	$64,771	$64,775	$72,153	$72,726	$75,105
Efficiency ratio(1)	69.74%	69.75%	83.44%	67.47%	79.15%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(1)	68.31%	67.84%	83.00%	67.09%	77.88%
Effective tax rate utilized for calculating tax effect on tax credit and deferred tax expense	9.36%	22.07%	27.00%	27.42%	32.81%
(1)Non-GAAP measure.

EX 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	$44,247	$43,942	$59,885	$48,783	$58,393
(Gain) loss on investments in alternative energy partnerships	(940)	(355)	1,950	786	2,484
Total noninterest expense	43,307	43,587	61,835	49,569	60,877

Less: non-core items
Data processing	—	(797)	—	—	—
Professional fees	2,615	6,214	(2,979)	2,711	(5,919)
Restructuring expense	—	158	(2,795)	105	(554)
Other expenses	(131)	—	—	585	(1,478)
Total	45,791	49,162	56,061	52,970	52,926
Add: Gain (loss) on investments in alternative energy partnerships	940	355	(1,950)	(786)	(2,484)
Total operating expense	$46,731	$49,517	$54,111	$52,184	$50,442
(1)Non-GAAP measure.